Exhibit 99.1

Hecla Reports First Quarter Net Income of $18.4 Million and Negative Cash Costs of $3.03 Per Ounce of Silver

For the Period Ended March 31, 2010

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--April 28, 2010--Hecla Mining Company (NYSE:HL) today reported first quarter financial and operating results for 2010.

FIRST QUARTER 2010 HIGHLIGHTS

  Silver production of 2.5 million ounces
  Gold production of 16,862 ounces
  Record quarterly lead production and second highest zinc production
  Record quarterly tonnage throughput at the Lucky Friday mine
  Lucky Friday mine produced its ten millionth ton of ore
  Cash costs of negative $3.03 per ounce of silver after by-product credits, a reduction of $7.70 per ounce compared with the first quarter of 2009 and $1.03 per ounce compared with the fourth quarter of 2009
  Net income of $18.4 million, or 8 cents per basic share, applicable to common shareholders and cash flow from operations of $19.3 million
  Adjusted net income1 of $17.2 million, or 7 cents per share, applicable to common shareholders
  Further strengthening of the balance sheet, Hecla now has more than $115 million in cash

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “This quarter’s performance is further evidence of the strength of Hecla’s mines and people. Strong revenues and lower unit costs drove the quarter’s results. I am confident that Hecla will continue to be the lowest-cost silver producer and the largest U.S. producer. With the strength of our balance sheet and cash flow, we can fund our exploration and capital programs while still considering new opportunities.”

FINANCIAL

Hecla reported net income of $21.8 million in the first quarter of 2010, compared with net income of $7.3 million in the first quarter of 2009. After dividends to holders of its preferred stock, Hecla reported net income applicable to common shareholders of $18.4 million, or 8 cents per basic share, in the first quarter of 2010, compared to $3.9 million in the first quarter of 2009. Hecla’s mandatory convertible preferred stock is required to be converted into common stock in January 2011.

Adjusted net income1 applicable to common shareholders, which excludes the impact of an income tax benefit, a negative provisional price adjustment, an increased reclamation accrual and a gain on the sale of marketable securities, was $17.2 million, or 7 cents per share, in the first quarter of 2010, compared to loss of $12.4 million in the first quarter of 2009.

(1) Adjusted income is a non-GAAP measure; see Reconciliation of Net Income at end of this release.

Cash flow from operating activities in the first quarter of 2010 was $19.3 million compared with negative $0.5 million in cash flow from operating activities in the same prior year period. The increase in operating cash flow was achieved in spite of an increase in accounts receivable of $12.2 million, which primarily resulted from normal variations in the concentrate shipment schedule. During the quarter, capital expenditures were $8.3 million compared to $3.6 million in the same prior year period. The increase is primarily the result of expenditures on the Lucky Friday deep development project.

During the first quarter of 2010, Hecla recorded a tax benefit of $6.2 million to recognize the expected benefit associated with the realization of its deferred tax assets arising from expected future profitability due to improved metals prices, which now total $51.8 million. Hecla also realized a gain of $0.6 million on the sale of marketable securities. Hecla recorded an accrual of $2.4 million in the first quarter of 2010 for the Bunker Hill Superfund Site costs and recorded a negative adjustment to provisional metal sales of $3.0 million in the period.

At March 31, 2010, Hecla had $116.3 million in cash and cash equivalents and no debt. Hecla has approximately 242.3 million shares of common stock outstanding.

METALS PRICES

During the first quarter of 2010, Hecla realized $16.92 and $1,107 per ounce of silver and gold, respectively, and $0.96 and $0.93 per pound, respectively, for zinc and lead.

Average prices for all metals in the first quarter of 2010 were higher compared to the same 2009 period. Average prices for silver and lead were lower in the first quarter of 2010 compared with prices in the fourth quarter of 2009, while average prices for zinc and gold were higher in the first quarter of 2010 compared with the fourth quarter of 2009.

OPERATIONS

Hecla produced 2.5 million ounces of silver in the first quarter of 2010 at a cash cost of negative $3.03 per ounce, after by-product credits. This compares with 2.9 million ounces of silver in the first quarter of 2009 at a cash cost of $4.67 per ounce and 2.4 million ounces of silver in the fourth quarter of 2009 at a cash cost of negative $2.00 per ounce. Lower cash costs in the first quarter of 2010 compared with the same period in the previous year is attributed to higher prices for by-product credits and increased production of zinc and lead. Silver production in the first quarter of 2010 compared with the first quarter of 2009 was lower due to normal variation in the mine plan resulting in lower silver grades at both mines.

The production of 12,181 tons of lead in the first quarter this year set a new quarterly record for Hecla, and 22,212 tons of zinc production was the second highest in Hecla’s history.

Greens Creek - The Greens Creek mine in Alaska produced 1.6 million ounces of silver during the first quarter of 2010 at an average total cash cost per ounce of negative $6.47, compared to production of 2.0 million ounces at an average total cash cost per ounce of $3.21 for the prior year period. The decrease in cash costs in the first quarter of 2010 compared to the first quarter of 2009, despite lower silver production, is primarily the result of higher prices for by-product credits and increased zinc and lead production.

Milled tonnage averaged 2,201 tons per day, or 6% higher than production in the first quarter of 2009, while mine production was very strong; pre-production development and back-fill activities continue to be well synchronized. Although total production costs at Greens Creek were higher in the first quarter of 2010 compared to the same 2009 period, increased production volumes lowered unit operating costs for mining and milling by 5% to $64.05 per ton compared with unit operating costs in the first quarter of 2009. Baker said, “Mining and milling operations at Greens Creek have made steady gains over the past five quarters. Since 2008, we have successfully increased mill throughput by approximately 10%, reducing operating costs significantly, and we still have excess mill capacity for potential increases in the future. This quarter’s lower silver grade was expected and should increase over the course of the year.”

During the first quarter of 2010, $1.7 million was capitalized for underground development and purchases of new mobile equipment at the Greens Creek mine.

Lucky Friday - The Lucky Friday mine in northern Idaho produced 882,079 ounces of silver during the first quarter of 2010 at an average total cash cost of $3.21 per ounce of silver after by-product credits, compared to 866,298 ounces of silver during the first quarter of 2009 at an average total cash cost of $8.03 per ounce. Cash costs in the first quarter of 2010 were lower due to higher by-product credits and increased mine production. Capital investment and optimization activities in the mill continue to have a positive impact and resulted in record throughput, which averaged 1,022 tons per day in the first quarter of 2010. The mine is forecast to produce approximately 3 million ounces of silver in 2010.

Unit operating costs for mining and milling in the first quarter of 2010 were $67.54 per ton, or 3% lower than the first quarter of 2009.

Capitalized mine costs in the first quarter were $6.5 million. This work included $3.5 million for engineering of an internal shaft and lateral development towards the planned hoist room. Hecla anticipates finalizing the design, cost estimate and schedule for the internal shaft later this year.

Baker said, “That we are achieving record production at the Lucky Friday mine should come as no surprise. A highly experienced workforce, a great ore body and the investments made over the past five years have each contributed to stellar operational performances, quarter after quarter. We believe that the future looks even better as we continue work on the internal shaft and related infrastructure. This deep development is expected to have a construction period of approximately five years and cost between $150 and $200 million to build. With average expected head grades of approximately 14 ounces of silver per ton, the Lucky Friday mine could produce approximately 5 million ounces of silver per year, with combined lead-zinc production more than 20% higher. All of this is on a mine that is celebrating production of its ten millionth ton of ore.”

EXPLORATION

During the first quarter, $3.4 million was spent on exploration with expenditures mostly focused on drill programs at Greens Creek, Lucky Friday and in Mexico. Surface drilling has recently started in the Silver Valley near the Lucky Friday mine, and drilling should also begin later in the second quarter at the San Juan Silver project in Colorado. Baker said, “We’re excited about targets on all of our properties this year and have had some promising early results with underground drill testing at Greens Creek and Lucky Friday to date. Due to a mild winter, we have an early start to the Silver Valley program in Idaho, and there are promising early results on a new vein structure at San Sebastian.” Hecla plans to spend $17.8 million on exploration in 2010, almost twice the expenditure compared to 2009.

Greens Creek - Exploration at the Greens Creek mine was on underground activities, including continued development of the 1147 Exploration Drift to provide a staging platform for future drill testing for the southward extensions of the 5250 South and 200 South ore zones. Encouraging results from both targets have been seen in the initial drill tests with a 4.2-foot intersection grading 37.6 ounces of silver per ton in the 5250 zone, and a 14-foot drill interval of massive sulfide along the southwestern extent of the 200 South zone that further extends the resource. Pre-production drilling in the NWW zone to provide better definition to resources and extend mineralization towards the west was successful and mine plans are being designed.

The NE contact is a priority exploration target that can be evaluated from existing underground infrastructure, as well as from surface during the summer months. While ore grade mineralization has not been found, drilling has intersected appreciable quantities of sulfide mineralization along this newly defined mine contact, which is evidence towards the potential of the target. Drill testing along the southern extent of this target at depth indicates that better mineralization is above the tested sections, and this target will be a priority for the surface drilling program that is scheduled to start in the latter part of the second quarter.

Lucky Friday - Two underground drills continue to test the potential to expand the resource area outwards to the east with one program evaluating the interval between the 6100 and 6800 levels of the mine, and the other is testing significantly below the 7000 level of the mine. Early results indicate that mineralization to the east continues and selected results include: 3.7 feet of 20.6 ounces per ton silver and 9.1% combined lead-zinc at the 6600 level in the 30 Vein and 20.1 ounces per ton silver plus 18.9% combined lead-zinc in the 90 Vein near the 6700 level of the mine. Deeper testing at approximately the 7200 level intersected 1.8 feet of 30 Vein grading 26.5 ounces per ton silver plus 7.3% combined lead-zinc in one completed hole.

Silver Valley - Surface drilling recently began east of the Lucky Friday mine to evaluate the Silver Mountain area, and site construction has begun for two surface drills to determine the potential along the 4000 foot strike length of the Star Morning to Gold Hunter (Lucky Friday Extension) structure to the west of the current mine.

San Juan Silver - The San Juan Silver Joint Venture in southern Colorado is located in an historic mining district where silver mining ceased in the 1980s. Hecla is earning a 70% interest in the project from its partners, Emerald Mining and Leasing, LLC and Golden 8 Mining, LLC. The 2010 exploration program, with a drilling budget of approximately $3 million, is expected to begin in the early part of May.

Mexico - On the San Sebastian property, surface drilling on the Zapata Norte target began in late February. Four of five completed holes in this epithermal target intersected finely banded veins and stockwork, which has similar characteristics to the past producing Francine and Don Sergio vein systems on the San Sebastian property.

PRODUCTION OUTLOOK

Hecla’s is maintaining its previously announced full-year production guidance of 10 to 11 million ounces of silver with cash costs in the range of $1.90-$2.25 per ounce. Hecla’s estimate of cash costs in 2010 is based on by-product prices of $0.80 per pound for zinc and lead.

OTHER

In March 2010, Ron Clayton, Senior Vice-President - Operations, resigned from Hecla. “Ron worked for more than 20 years with Hecla and is moving to another opportunity in the mining industry. Ron has been an important part of the leadership at Hecla and made an invaluable contribution to our organization. As credit to him and his teams, he leaves as our mines are performing well and we wish him the best in his future endeavor,” Baker said.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 119-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at http://www.hecla-mining.com

HECLA MINING COMPANY
(dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	First Quarter Ended
HIGHLIGHTS	Mar. 31, 2010	Mar. 31, 2009
FINANCIAL DATA
Sales	$79,875	$54,721
Gross Profit	$27,536	$9,868
Income applicable to common shareholders	$18,436	$3,905
Basic income per common share	$0.08	$0.02
Diluted income per common share	$0.07	$0.02
Net income	$21,844	$7,313
Cash flow provided by (used by) operating activities	$19,313	$(456)
PRODUCTION SUMMARY – TOTALS
Silver – Ounces produced	2,483,734	2,863,151
Payable ounces sold	2,042,240	2,272,662
Gold – Ounces produced	16,862	18,049
Payable ounces sold	12,851	13,130
Lead – Tons produced	12,181	10,825
Payable tons sold	9,607	8,473
Zinc – Tons produced	22,212	18,712
Payable tons sold	15,654	12,169
Average cost per ounce of silver produced (1):
Total cash costs ($/oz.)	$(3.03)	$4.67
Total production costs ($/oz.)	$3.35	$10.07
AVERAGE METAL PRICES
Silver – London PM Fix ($/oz.)	$16.92	$12.61
Realized price per ounce	$16.92	$13.92
Gold – London PM Fix ($/oz.)	$1,109	$909
Realized price per ounce	$1,107	$938
Lead – LME Cash ($/pound)	$1.01	$0.52
Realized price per pound	$0.93	$0.61
Zinc – LME Cash ($/pound)	$1.04	$0.53
Realized price per pound	$0.96	$0.63

(1)  Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. Includes gold, lead and zinc production, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY
Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	First Quarter Ended
	Mar. 31, 2010	Mar. 31, 2009

Sales of products	$79,875	$54,721
Cost of sales and other direct production costs	36,270	29,635
Depreciation, depletion and amortization	16,069	15,218
	52,339	44,853
Gross profit	27,536	9,868

Other operating expense (income)
General and administrative	4,113	4,724
Exploration	3,429	1,028
Other operating expense	964	2,291
Gain on sale of properties, plants and equipment	- -	(6,230)
Termination of employee benefit plan	- -	(8,950)
Provision for closed operations and environmental matters	3,376	876
	11,882	(6,261)
Income from operations	15,654	16,129

Other income (expense):
Gain on sale of investments	588	- -
Interest and other income	51	211
Preferred shares issued for bank fees	- -	(4,262)
Interest expense, net	(678)	(4,681)
	(39)	(8,732)
Income before income taxes	15,615	7,397
Income tax benefit (provision)	6,229	(84)

Net income	21,844	7,313
Preferred stock dividends	(3,408)	(3,408)

Income applicable to common shareholders	$18,436	$3,905

Basic income per common share	$0.08	$0.02

Diluted income per common share	$0.07	$0.02

Basic weighted average number of common shares outstanding	242,039	198,966

Diluted weighted average number of common shares outstanding	261,231	199,393

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	Mar. 31, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$116,342	$104,678
Short-term investments and securities available for sale	- -	1,138
Accounts and notes receivable	39,668	27,427
Inventories	22,329	21,466
Deferred taxes	8,137	7,176
Other current assets	4,210	4,578
Total current assets	190,686	166,463
Investments	1,785	2,157
Restricted cash and investments	10,946	10,945
Properties, plants and equipment, net	811,661	819,518
Deferred taxes	43,626	38,476
Other noncurrent assets	8,007	9,225

Total assets	$1,066,711	$1,046,784

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$15,984	$13,998
Accrued payroll and related benefits	7,637	14,164
Accrued taxes	7,182	6,240
Current portion of accrued reclamation and closure costs	11,098	5,773
Current portion of long-term debt	1,595	1,560
Total current liabilities	43,496	41,735
Long-term debt	2,871	3,281
Accrued reclamation and closure costs	122,074	125,428
Other noncurrent liabilities	10,972	10,855

Total liabilities	179,413	181,299

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	60,584	59,604
Capital surplus	1,124,450	1,121,076
Accumulated deficit	(282,479)	(300,915)
Accumulated other comprehensive loss	(15,160)	(14,183)
Treasury stock	(640)	(640)

Total shareholders' equity	887,298	865,485

Total liabilities and shareholders' equity	$1,066,711	$1,046,784

Common shares outstanding at end of period	242,253	238,334

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	First Quarter Ended
	Mar. 31, 2010	Mar. 31, 2009
OPERATING ACTIVITIES
Net income	$21,844	$7,313
Noncash elements included in net income:
Depreciation, depletion and amortization	16,107	15,218
Gain on disposition of properties, plants and equipment	- -	(6,230)
Gain on sale of investment	(588)	- -
Provision for reclamation and closure costs	2,220	238
Stock compensation	333	296
Preferred shares issued for bank fees	- -	4,262
Deferred tax benefit	(6,344)	- -
Amortization of loan origination fees	172	2,097
Gain on termination of employee benefit plan	- -	(8,950)
Other, net	446	1,007
Change in assets and liabilities:
Accounts receivable	(12,241)	(7,018)
Inventories	(863)	(3,623)
Other current and noncurrent assets	1,268	(521)
Accounts payable and accrued expenses	2,677	(6,657)
Accrued payroll and related benefits	(6,527)	933
Accrued taxes	942	1,327
Other noncurrent liabilities	116	(141)
Accrued reclamation and closure costs	(249)	(7)
Net cash provided by (used by) operating activities	19,313	(456)

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(8,250)	(3,613)
Proceeds from disposition of properties, plants and equipment	- -	8,000
Proceeds from sale of investment	1,138	- -
Purchases of restricted investments	- -	(681)
Net cash provided by (used in) investing activities	(7,112)	3,706

FINANCING ACTIVITIES
Proceeds from issuance of stocks and warrants, net of related expenses	666	70,951
Dividends paid to preferred shareholders	(828)	- -
Repayments of debt and capital leases	(375)	(48,068)
Net cash provided by (used in) financing activities	(537)	22,883
Net increase (decrease) in cash and cash equivalents	11,664	26,133
Cash and cash equivalents at beginning of period	104,678	36,470
Cash and cash equivalents at end of period	$116,342	$62,603

HECLA MINING COMPANY
Production Data

	First Quarter Ended
	Mar. 31, 2010	Mar. 31, 2009
GREENS CREEK UNIT
Tons of ore milled	198,124	191,484
Mining cost per ton	$42.00	$ 44.27
Milling cost per ton	$ 22.05	$ 23.25
Ore grade milled – Silver (oz./ton)	10.87	14.12
Ore grade milled – Gold (oz./ton)	0.13	0.14
Ore grade milled – Lead (%)	4.28	3.53
Ore grade milled – Zinc (%)	11.21	9.60
Silver produced (oz.)	1,601,655	1,996,853
Gold produced (oz.)	16,862	18,049
Lead produced (tons)	6,680	5,186
Zinc produced (tons)	19,681	16,121
Average cost per ounce of silver produced (1):
Total cash costs	$ (6.47)	$ 3.21
Total production costs	$ 2.18	$ 9.81
Capital additions (in thousands)	$ 1,696	$ 2,910
LUCKY FRIDAY UNIT
Tons of ore processed	92,041	86,446
Mining cost per ton	$ 53.07	$ 55.82
Milling cost per ton	$ 14.47	$ 13.99
Ore grade milled – Silver (oz./ton)	10.30	10.66
Ore grade milled – Lead (%)	6.45	6.99
Ore grade milled – Zinc (%)	3.15	3.49
Silver produced (oz.)	882,079	866,298
Lead produced (tons)	5,501	5,639
Zinc produced (tons)	2,531	2,591
Average cost per ounce of silver produced (1):
Total cash costs	$ 3.21	$ 8.03
Total production costs	$ 5.47	$ 10.68
Capital additions (in thousands)	$ 6,481	$ 3,249

(1)  Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)

	First Quarter Ended
	Mar. 31, 2010	Mar. 31, 2009
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$(7,532)	$13,368
Divided by silver ounces produced	2,484	2,863
Total cash cost per ounce produced	$(3.03)	$4.67
Reconciliation to GAAP:
Total cash costs	$(7,532)	$13,368
Depreciation, depletion and amortization	16,069	15,218
Treatment costs	(24,918)	(17,530)
By-product credits	69,395	37,875
Change in product inventory	(458)	(4,324)
Reclamation, severance and other costs	(217)	246
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$52,339	$44,853

GREENS CREEK UNIT
Total cash costs	$(10,366)	$6,411
Divided by silver ounces produced	1,602	1,997
Total cash cost per ounce produced	$(6.47)	$3.21
Reconciliation to GAAP:
Total cash costs	(10,366)	6,411
Depreciation, depletion and amortization	14,080	12,932
Treatment costs	(19,939)	(13,304)
By-product credits	55,926	30,526
Change in product inventory	(334)	(4,086)
Reclamation, severance and other costs	(225)	239
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$39,142	$32,718

LUCKY FRIDAY UNIT
Total cash costs	$2,834	$6,957
Divided by silver ounces produced	882	866
Total cash cost per ounce produced	$3.21	$8.03
Reconciliation to GAAP:
Total cash costs	2,834	6,957
Depreciation, depletion and amortization	1,989	2,286
Treatment costs	(4,979)	(4,226)
By-product credits	13,469	7,349
Change in product inventory	(124)	(238)
Reclamation and other costs	8	7
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$13,197	$12,135

(1)  Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

HECLA MINING COMPANY
Reconciliation of Net Income Applicable to Common Shareholders (GAAP) to Adjusted Income (loss) (1)
(dollars in thousands, except per share amounts – unaudited)

	First Quarter Ended
	Mar. 31, 2010	Mar. 31, 2009
Net income (GAAP) applicable to common shareholders	$18,436	$3,905
Adjusting items:
Termination of employee benefit plan	- -	(8,950)
Gain on disposition of property, plants and equipment	- -	(6,230)
Tax benefit from decreased deferred tax asset valuation allowance	(6,111)	- -
Preferred shares issued for debt-related fees	- -	4,262
Adjustments to provisionally priced metal shipments	3,013	(5,357)
Environmental accrual adjustments	2,439	- -
Gain on sale of investments	(588)	- -
Total adjustments	(1,247)	(16,275)

Adjusted income (loss) applicable to common shareholders	$17,189	$(12,370)

Weighted average number of shares outstanding – diluted	261,231	199,393

Diluted adjusted income (loss) per common share	$0.07	$(0.06)

(1)  Adjusted income (loss) and adjusted income (loss) per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are either non-recurring or recurring, and are of a nature which we believe are not reflective of our underlying performance.  Management believes that adjusted income (loss) and adjusted income (loss) per common share provide investors with the ability to better evaluate our underlying operating performance.

CONTACT:
Hecla Mining Company
Don Poirier, vice president – corporate development, 208-769-4128